DEAN FOODS ANNOUNCES STRONG FOURTH QUARTER AND FULL YEAR 2016 RESULTS

DALLAS, February 16, 2017 - Dean Foods Company (NYSE: DF) today reported fourth quarter and full year 2016 results.
Highlights

•	Q4 net income per diluted share was $0.36 and adjusted net income per diluted share was $0.38

•	Full year net income per diluted share was $1.31 and adjusted net income per diluted share was $1.57

•	Continued year-over-year improvement in total volume performance, operating income, and earnings per share

•	Significant cost productivity throughout the entire supply chain, delivering over $80 million of gross savings

•	Growing strong brands through line extensions in DairyPure, Friendly's acquisition, and Organic Valley partnership

•	Full year 2017 adjusted diluted earnings are expected to be $1.35 to $1.55 per diluted share; Q1 2017 adjusted diluted earnings are expected to be $0.12 to $0.20 per diluted share (1)
Chief Executive Officer Ralph Scozzafava said, “2016 was a strong year for Dean Foods. In the fourth quarter, we delivered 6% growth in both adjusted operating income per gallon and adjusted earnings per share. For the full year, our operating income per gallon grew nearly 21% versus prior year. Our adjusted earnings per share of $1.57 represents a nearly 28% increase over 2015. I am very pleased with the hard work this organization has dedicated to driving improved results in support of our long-term strategic agenda."
Business Updates

In November 2016, the company announced a strategic joint venture with CROPP, the largest independent organic farmer cooperative in the U.S., to bring the Organic Valley brand and its organic milk to retailers and consumers by leveraging Dean Foods' selling organization, processing plants and refrigerated direct-to-store delivery ("DSD") distribution system. The joint venture, called Organic Valley Fresh, will operate on a 50/50 basis of ownership, governance and profit, with a dedicated management team working in the interest of the joint venture and its objectives. For Dean Foods, this brings a strong organic brand to our existing portfolio of category-leading brands, a reliable supply of organic milk, and a new channel for profitable growth. Adding the Organic Valley® brand to the current portfolio of Dean Foods' branded dairy products such as DairyPure® and TruMoo® enables Dean Foods to offer retail customers the largest and most comprehensive lineup of dairy offerings across multiple segments with national brands that consumers know and trust. The joint venture, which we expect to begin shipping product in mid-to-late 2017, brings the best capabilities of both organizations together for a common goal of profitable brand growth, driving awareness through increased reach and availability of great tasting organic products. Due to ramp-up, earnings accretion in 2017 is expected to be minimal, but the company is excited about the potential for growth starting in 2018.

Fourth Quarter and Full Year 2016 Operating Results
Chief Financial Officer Chris Bellairs said, “We delivered a fourth quarter and full year of exceptional financial performance. For the full year 2016, we delivered $257 million of net cash from operating activities and $113 million of free cash flow. On an all-cash netted basis, our total leverage improved to 1.89 times net debt to bank EBITDA. Importantly, we returned nearly half of our 2016 free cash flow to shareholders through dividends and opportunistic share repurchases."

1.
Please refer to “Forward Outlook” and “Non-GAAP Financial Measures” for additional information. We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.

Financial Summary *	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share amounts)	2016	2015	2016	2015

Gross Profit
GAAP	$501	$508	$1,988	$1,974
Adjusted	$497	$509	$1,985	$1,973

Operating Income
GAAP	$70	$45	$264	$93
Adjusted	$70	$67	$293	$248

Interest Expense
GAAP	$17	$16	$67	$67
Adjusted	$17	$16	$66	$66

Net Income (Loss)
GAAP	$33	$18	$120	$(9)
Adjusted	$34	$33	$144	$115

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$0.36	$0.20	$1.31	$(0.09)
Adjusted	$0.38	$0.36	$1.57	$1.23

* Adjustments to GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items are described and reconciled to the comparable GAAP amounts in the attached tables.

Total volume across all products was 653 million gallons for the fourth quarter of 2016, a 0.8% decline compared to total volume of 658 million gallons in the fourth quarter of 2015. Full year 2016 volumes totaled 2.6 billion gallons, a 2.1% decline versus full year 2015.
Based on fluid milk sales data published by the USDA through December, fluid milk volume decreased 1.2% year-over-year in the fourth quarter of 2016 on an unadjusted basis. On this same basis, Dean Foods’ share of U.S. fluid milk volumes increased by 10 basis points year-over-year.
Raw milk costs in the fourth quarter of 2016 increased roughly 6% from the third quarter of 2016 and decreased 2% from the fourth quarter of 2015. On a full year basis, the average Class I Mover was $14.80 per hundred-weight, a 9% decrease over full year 2015. For 2017, dairy commodity inflation is expected to be in the range of 15-20%, with the highest inflationary levels expected in the first half of 2017.
Cash Flow
Net cash provided by continuing operations for the twelve months ended December 31, 2016, totaled $257 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $113 million for the twelve months ended December 31, 2016, a $133 million decrease as compared to the prior year period. Year-to-date free cash flow is comparable to the prior year period after reconciling for higher incentive compensation payouts in the first quarter of 2016 and the $56 million associated with the Company's 2014 federal tax refund received in the first quarter of 2015. Capital expenditures totaled $63 million for the quarter and $145 million for the full year 2016. For the full year 2017, we expect capital expenditures of $120 million to $130 million, and free cash flow of $125 million to $150 million.
Debt
Total outstanding debt at December 31, 2016, net of $18.0 million cash on hand, was approximately $877.1 million. The Company’s net debt to bank EBITDA total leverage ratio, on an all-cash netted basis, decreased sequentially to 1.89 times at the end of the fourth quarter of 2016 due to strong free cash flow and increased bank EBITDA.

Forward Outlook
Going forward, we will transition to providing guidance on an annual basis only. We are driving our strategy with a long-term perspective and feel it's appropriate to give a better view that emphasizes sustainable value creation for our shareholders.
"Our 2017 growth and productivity agendas are robust and will ramp up through the year, driving a larger portion of our earnings into the back half. We expect to deliver full-year adjusted earnings per share of $1.35 to $1.55. In the first quarter, we expect dairy commodity inflation of nearly 20% and a roughly 1% decline in total volume performance versus prior year. As we continue to invest in our strategic initiatives and brand building for future growth, we expect first quarter adjusted earnings per share in the range of $0.12 to $0.20," concluded Scozzafava.
We provide guidance on a non-GAAP basis and are unable to provide a full reconciliation to GAAP without unreasonable efforts as we cannot predict the amount or timing of certain elements which are included in reported GAAP results, including mark-to-market adjustments of hedging activities, asset impairment charges, and other non-recurring events or transactions that may have a significant impact to reported GAAP results.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain non-GAAP financial measures, including Adjusted gross profit, Adjusted selling and distribution expenses, Adjusted general and administrative expenses, Adjusted total operating costs and expenses, Adjusted operating income, Adjusted interest expense, Adjusted net income (loss), Adjusted earnings (loss) per diluted share, Adjusted EBITDA, Free Cash Flow and total leverage ratio, each as described below.
This non-GAAP financial information is provided as supplemental information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies.
We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. Our management uses these non-GAAP financial measures when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, and in determining earnings estimates.
A full reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the three and twelve months ended December 31, 2016 and 2015 is set forth in the tables herein.
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP gross profit, selling and distribution expenses, general and administrative expenses, total operating costs and expenses, operating income, interest expense, net income (loss) and earnings (loss) per diluted share, with non-GAAP measures that adjust the GAAP measures to exclude the impact of the following (as applicable):

•	asset impairment charges;

•	incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand;

•	closed deal costs;

•	facility closing, reorganization and realignment costs;

•	debt issuance costs;

•	costs associated with the early retirement of long-term debt;

•	gains (losses) on the mark-to-market of our derivative contracts;

•	separation costs;

•	gains or losses related to discontinued operations and divestitures;

•	income tax impacts of the foregoing adjustments; and

•	adjustments to normalize our income tax expense at a rate of 38%.
We believe these non-GAAP measures provide useful information to investors by excluding expenses, gains or losses that are not indicative of the company’s core operating performance. In addition, we cannot predict the timing and amount of gains or losses associated with such items. We believe these non-GAAP measures provide more accurate comparisons of our ongoing business operations and are better indicators of trends in our underlying business. In addition, these adjustments are consistent with how management views our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating the Company’s ongoing performance. Further, adjusted gross profit and adjusted operating income are used by management to evaluate key performance indicators of brand mix and low cost, respectively.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude the impact of the adjustments discussed under “Adjusted Operating Results” above (other than the normalized income tax rate, as Adjusted EBITDA excludes the full amount of income tax expense). This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is a widely-accepted indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost).
Total Leverage Ratio
Our total leverage ratio is calculated as net debt divided by Bank EBITDA for the trailing four quarters. Net debt is calculated as consolidated funded indebtedness in accordance with our credit agreement, except on an all cash netted basis. Bank EBITDA is calculated as Adjusted EBITDA, as further adjusted to exclude certain non-cash and non-recurring or extraordinary expenses as permitted in calculating covenant compliance under our credit agreement. Management believes analysts and investors commonly use our total leverage ratio as an indicator of our ability to service existing debt and our liquidity.
Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities from continuing operations less cash payments for capital expenditures. We believe Free Cash Flow is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow to, among other things, repay debt, invest in our business and repurchase shares of our common stock. A limitation of Free Cash Flow is that it does not represent the total increase or decrease in the cash balance for the period.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by clicking the earnings button on the Company's website at http://www.deanfoods.com. A slide presentation will accompany the webcast.
About Dean Foods
Dean Foods is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly's®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of Eagle Family Foods Group LLC, under license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) our financial forecast, including projected sales (including specific product lines and the Company as a whole), total volume, price realization, profit margins, net income, earnings per share, free cash flow, our leverage ratio, and debt covenant compliance, (2) the Company’s regional and national branding and marketing initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy, (10) possible repurchases of shares of the Company’s common stock, and (11) potential acquisitions. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release, including the risks disclosed by the Company in its filings with the Securities and Exchange Commission. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding and marketing initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Net sales	$2,018,009	$2,022,500	$7,710,226	$8,121,661
Cost of sales	1,516,589	1,514,029	5,722,710	6,147,252
Gross profit	501,420	508,471	1,987,516	1,974,409
Operating costs and expenses:
Selling and distribution	342,835	355,548	1,348,349	1,379,317
General and administrative	83,423	90,689	346,028	350,324
Amortization of intangibles	5,156	6,340	20,752	21,653
Facility closing and reorganization costs, net	(344)	10,482	8,719	19,844
Impairment of intangible assets	—	—	—	109,910
Total operating costs and expenses	431,070	463,059	1,723,848	1,881,048
Operating income	70,350	45,412	263,668	93,361
Other (income) expense:
Interest expense	16,525	16,308	66,795	66,813
Loss on early retirement of long-term debt	—	—	—	43,609
Other income, net	(1,393)	(2,047)	(5,778)	(3,751)
Total other expense	15,132	14,261	61,017	106,671
Income (loss) from continuing operations before income taxes	55,218	31,151	202,651	(13,310)
Income tax expense (benefit)	21,699	12,333	82,034	(5,229)
Income (loss) from continuing operations	33,519	18,818	120,617	(8,081)
Loss from discontinued operations, net of tax	(312)	(1,095)	(312)	(1,095)
Gain (loss) on sale of discontinued operations, net of tax	(376)	757	(376)	668
Net income (loss)	$32,831	$18,480	$119,929	$(8,508)
Average common shares:
Basic	90,508	91,363	90,934	93,298
Diluted	91,131	92,028	91,510	93,298
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.37	$0.20	$1.33	$(0.09)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net income (loss)	$0.36	$0.20	$1.32	$(0.09)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.37	$0.20	$1.32	$(0.09)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net income (loss)	$0.36	$0.20	$1.31	$(0.09)

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$17,980	$60,734
Other current assets	1,040,650	1,016,829
Total current assets	1,058,630	1,077,563
Property, plant and equipment, net	1,163,851	1,174,137
Intangibles and other assets, net	383,746	268,463
Total	$2,606,227	$2,520,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities, excluding debt	$706,981	$760,402
Total long-term debt, including current portion	886,051	834,573
Other long-term liabilities	402,639	379,684
Total stockholders' equity	610,556	545,504
Total	$2,606,227	$2,520,163

DEAN FOODS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31
	2016	2015
Operating Activities
Net cash provided by operating activities	$257,413	$408,153

Investing Activities
Payments for property, plant and equipment	(144,642)	(162,542)
Payments for acquisitions, net of cash acquired	(158,203)	—
Proceeds from sale of fixed assets	14,705	18,495
Other	—	(2,200)
Net cash used in investing activities	(288,140)	(146,247)

Financing Activities
Net proceeds from debt	47,868	393,283
Early retirement of long-term debt	—	(476,188)
Premiums paid on early retirement of long-term debt	—	(37,309)
Payments of financing costs	—	(16,816)
Repurchase of common stock	(25,000)	(53,010)
Cash dividends paid	(32,828)	(26,182)
Issuance of common stock, net of share repurchases for withholding taxes	(720)	(16)
Other	746	342
Net cash used in financing activities	(9,934)	(215,896)
Effect of exchange rate changes on cash and cash equivalents	(2,093)	(1,638)
Change in cash and cash equivalents	(42,754)	44,372
Cash and cash equivalents, beginning of period	60,734	16,362
Cash and cash equivalents, end of period	$17,980	$60,734

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31, 2016
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(e)	(f)	(g)	Adjusted*
Gross profit	$501,420	$—	$—	$—	$(3,938)	$—	$—	$497,482

Selling and distribution	342,835	—	—	—	1,620	—	—	344,455

General and administrative	83,423	—	(493)	—	—	(1,436)	—	81,494
Amortization of intangibles	5,156	(3,935)	—	—	—	—	—	1,221
General and administrative, including Amortization of intangibles	88,579	(3,935)	(493)	—	—	(1,436)	—	82,715

Total operating costs and expenses	431,070	(3,935)	(493)	344	1,620	(1,436)	—	427,170

Operating income	70,350	3,935	493	(344)	(5,558)	1,436	—	70,312

Interest expense	16,525	—	—	—	—	—	—	16,525

Income from continuing operations	33,519	3,935	493	(344)	(5,558)	1,436	731	34,212

Loss from discontinued operations, net of tax	(688)	—	—	—	—	688	—	—

Net income	32,831	3,935	493	(344)	(5,558)	2,124	731	34,212

Diluted earnings per share	$0.36	$0.04	$0.01	$—	$(0.06)	$0.02	$0.01	$0.38
	Three Months Ended December 31, 2015
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(e)	(f)	(g)	Adjusted*
Gross profit	$508,471	$—	$—	$—	$217	$—	$—	$508,688

Selling and distribution	355,548	—	—	—	(5,236)	—	—	350,312

General and administrative	90,689	—	—	—	—	(12)	—	90,677
Amortization of intangibles	6,340	(5,589)	—	—	—	—	—	751
General and administrative, including Amortization of intangibles	97,029	(5,589)	—	—	—	(12)	—	91,428

Total operating costs and expenses	463,059	(5,589)	—	(10,482)	(5,236)	(12)	—	441,740

Operating income	45,412	5,589	—	10,482	5,453	12	—	66,948

Interest expense	16,308	—	—	—	—	(218)	—	16,090

Income from continuing operations	18,818	5,589	—	10,482	5,453	230	(7,772)	32,800

Loss from discontinued operations, net of tax	(338)	—	—	—	—	338	—	—

Net income	18,480	5,589	—	10,482	5,453	568	(7,772)	32,800

Diluted earnings per share	$0.20	$0.06	$—	$0.11	$0.06	$0.01	$(0.08)	$0.36
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31, 2016
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Loss on early retirement of debt	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Gross profit	$1,987,516	$—	$—	$—	$—	$(2,143)	$—	$—	$1,985,373

Selling and distribution	1,348,349	—	—	—	—	10,655	—	—	1,359,004

General and administrative	346,028	—	(4,926)	—	—	—	(11,561)	—	329,541
Amortization of intangibles	20,752	(16,843)	—	—	—	—	—	—	3,909
General and administrative, including Amortization of intangibles	366,780	(16,843)	(4,926)	—	—	—	(11,561)	—	333,450

Total operating costs and expense	1,723,848	(16,843)	(4,926)	(8,719)	—	10,655	(11,561)	—	1,692,454

Operating income	263,668	16,843	4,926	8,719	—	(12,798)	11,561	—	292,919

Interest expense	66,795	—	—	—	—	—	(436)	—	66,359

Income from continuing operations	120,617	16,843	4,926	8,719	—	(12,798)	11,997	(6,256)	144,048

Loss from discontinued operations, net of tax	(688)	—	—	—	—	—	688	—	—

Net income	119,929	16,843	4,926	8,719	—	(12,798)	12,685	(6,256)	144,048

Diluted earnings per share	$1.31	$0.18	$0.05	$0.10	$—	$(0.14)	$0.14	$(0.07)	$1.57
	Twelve Months Ended December 31, 2015
		Asset write-downs and (gain) loss on sale of assets	Closed deal costs	Facility closing and reorganization costs, net	Loss on early retirement of debt	Mark-to-market on derivative contracts	Other adjustments	Income tax
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Adjusted*
Gross profit	$1,974,409	$—	$—	$—	$—	$(970)	$—	$—	$1,973,439

Selling and distribution	1,379,317	—	—	—	—	(6,939)	—	—	1,372,378

General and administrative	350,324	—	—	—	—	—	6	—	350,330
Amortization of intangibles	21,653	(18,629)	—	—	—	—	—	—	3,024
General and administrative, including Amortization of intangibles	371,977	(18,629)	—	—	—	—	6	—	353,354

Total operating costs and expenses	1,881,048	(128,539)	—	(19,844)	—	(6,939)	6	—	1,725,732

Operating income	93,361	128,539	—	19,844	—	5,969	(6)	—	247,707

Interest expense	66,813	—	—	—	—	—	(1,288)	—	65,525

Income (loss) from continuing operations	(8,081)	128,539	—	19,844	43,609	5,969	1,282	(75,885)	115,277

Loss from discontinued operations, net of tax	(427)	—	—	—	—	—	427	—	—

Net income (loss)	(8,508)	128,539	—	19,844	43,609	5,969	1,709	(75,885)	115,277

Diluted earnings (loss) per share (h)	$(0.09)	$1.38	$—	$0.21	$0.46	$0.06	$0.02	$(0.81)	$1.23
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEAUSURES*
(Unaudited)
(In thousands, except ratio data)

	Three Months Ended December 31		Twelve Months Ended December 31		Trailing Twelve Months Ended December 31,
	2016	2015	2016	2015	2016
Reconciliation of Net Income to Adjusted EBITDA and Bank EBITDA
Net income (loss)	$32,831	$18,480	$119,929	$(8,508)	$119,929
Interest expense	16,525	16,308	66,795	66,813	66,795
Income tax expense (benefit)	21,699	12,333	82,034	(5,229)	82,034
Depreciation and amortization	44,182	43,506	172,617	171,328	172,617
Asset write-downs and (gain) loss on sale of assets (a)	—	—	—	109,910	—
Closed deal costs (b)	493	—	4,926	—	4,926
Facility closing and reorganization costs, net (c)	(344)	10,482	8,719	19,844	8,719
Loss on early retirement of debt (d)	—	—	—	43,609	—
Mark-to-market on derivative contracts (e)	(5,558)	5,453	(12,798)	5,969	(12,798)
Other adjustments (f)	2,124	350	12,249	421	12,249
Adjusted EBITDA	$111,952	$106,912	$454,471	$404,157	454,471

Non-cash share-based compensation expense					9,116
Bank EBITDA					$463,587

					December 31, 2016
Reconciliation of net debt and total leverage ratio
Total long-term debt, including current portion					$886,051
Unamortized discounts and debt issuance costs					9,029
Cash and cash equivalents					(17,980)
Net debt					$877,100
Bank EBITDA					463,587
Total leverage ratio					1.89

				Twelve Months Ended December 31
				2016	2015
Reconciliation of Free Cash Flow provided by continuing operations
Net cash provided by operating activities				$257,413	$408,153
Payments for property, plant and equipment				(144,642)	(162,542)
Free Cash Flow provided by continuing operations				$112,771	$245,611
* See Notes to Earnings Release Tables

Notes to Earnings Release Tables
For the three and twelve months ended December 31, 2016 and 2015, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of expenses, gains or losses associated with certain transactions and other non-recurring items that we believe are not indicative of our core operating results. For additional information on our non-GAAP financial measures, see the section entitled “Non-GAAP Financial Measures” in this release.

(a)
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we reclassified certain of our indefinite-lived trademarks to finite-lived, resulting in a triggering event for impairment testing purposes. The related adjustment reflects the elimination of the following:

i.
A non-cash charge of $109.9 million ($68.7 million net of tax) in the first quarter of 2015 related to the impairment of certain intangible assets, and related amortization expense of $5.6 million and $18.6 million for the three and twelve months ended December 31, 2015, respectively; and

ii.	Amortization expense recorded on these finite-lived trademarks of $3.9 million and $16.8 million for the three and twelve months ended December 31, 2016, respectively.

(b)
The adjustment reflects the elimination of expenses related to the acquisition of Friendly’s Ice Cream Holdings Corp. completed on June 20, 2016, and an immaterial amount of expenses related to other transactional activities, of $0.5 million and $4.9 million for the three and twelve months ended December 31, 2016, respectively.

(c)	The adjustment reflects the elimination of severance charges and non-cash asset impairments, net of (gains) losses on related asset sales, for approved facility closings and restructuring plans.

(d)	During the first quarter of 2015, we redeemed the remaining outstanding principal amount of $476.2 million of our 2016 senior notes. The adjustment reflects the related elimination of the following:

i.
A $38.3 million pre-tax loss on the early extinguishment of debt in the first quarter of 2015, which consisted of debt redemption premiums of $37.3 million, a write-off of unamortized debt issue costs of $0.8 million, and a write-off of the remaining bond discount and interest rate swaps of $0.2 million; and

ii.
In conjunction with the execution of our current credit agreement and the amendment of our receivables-backed facility in the first quarter of 2015, the write-off of unamortized debt issue costs related to our previous credit facility of $5.3 million.

(e)
The adjustment reflects the elimination of the (gain) loss on the mark-to-market of our commodity derivative contracts. All of our commodity derivative contracts are marked to market in our statement of operations during each reporting period with a corresponding derivative asset or liability on our balance sheet.

(f)	The adjustment reflects the elimination of the following:

i.
Interest accretion in connection with the settlement of a previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012 and the final installment payment was made in June of 2016;

ii.	Interest expense on uncertain tax positions that we retained in connection with prior discontinued operations;

iii.	Separation charge of $1.4 million and $11.6 million for the three and twelve months ended December 31, 2016, respectively, in connection with the Company's CEO succession plan; and

iv.	Loss on sale of discontinued operations, net of tax.

(g)
The adjustment reflects the income tax impact of adjustments (a) through (f) and an adjustment to our income tax expense (benefit) to reflect income tax at a tax rate of 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(h)	Includes an adjustment to diluted shares outstanding to reflect an add-back of approximately 540 thousand dilutive shares, which were anti-dilutive for GAAP purposes.